Exhibit 10

                        Consent of Independent Accountant

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                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 24 to the Registration Statement on Form N-4 (File No. 2-87072) of our report dated February 9, 2001, relating to the financial statements of Sentry Variable Account II, and of our report dated February 16, 2001, relating to the financial statements of Sentry Life Insurance Company, which appear in such Statement of Additional Information, and to the incorporation by reference of such reports into the Prospectus which constitutes part of this Registration Statement. We also consent to the reference to us under the headings "Condensed Financial Information" in the Prospectus and "Independent Accountant" in the Statement of Additional Information.



PricewaterhouseCoopers LLP
April 25, 2001